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                                 EXHIBIT 10.18


July 19, 2000


Confidential
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Preston M. Adcox
President & Chief Operating Officer
DuPont Photomasks, Inc.
131 Old Settler's Boulevard
Round Rock, TX 78664

Re: Employment Agreement
------------------------

Dear Preston:

     The purpose of this letter is to memorialize the Company's agreement with you on your continued employment with DPI.

     In consideration of your continued employment, the Compensation Committee has agreed to the following:

 . You are awarded a special grant of 40,000 option shares, granted as of April 18, 2000, at an exercise price of $48.06, vesting over three years, 1/3 on May 1, 2001; 1/3 on May 1, 2002; and 1/3 on May 1, 2003; with the full ten-year life of the options to exercise.

 . Your FY 2001 option grant, normally given in September 2000, is granted as of April 18, 2000, for 47,500 shares at an exercise price of $48.06, with vesting over three years, vesting 1/3 on May 1, 2001; 1/3 on May 1, 2002; and 1/3 on May 1, 2003; with seven years to exercise.

 . Your salary for FY 2001 will be increased to $320,000, effective on September 1, 2000, the normal pay delivery date.

 . Due to your excellent FY 2000 performance, your bonus will exceed the target
  (50% of salary times the bonus pool %) amount that emerges from the bonus budget calculation process. It will be determined by the Compensation Committee.

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 . Your bonus for FY 2001 will be decided by the Compensation Committee, according to normal schedule, in August 2001. Your target bonus for FY 2001 is raised to 75% of base salary (range from zero to 125%).

 . If you are still full-time on September 1, 2001 you will be eligible for a normal annual grant, as determined by the Compensation Committee. If you have transitioned to part-time employment prior to that date, the amount otherwise to be given will be pro-rated, to the proportion of the year between September 1, 2000 and September 1, 2001 that you are full-time.

 . If you are still a full-time or part-time employee on July 1, 2003, your unvested options that are remaining at June 1, 2003 will become fully vested at that time. The exercise period of all currently existing options is extended to three years from end of your employment with DPI. Consistent with the 1997 Stock Option Plan, all your stock options will fully vest upon a "change of control" as defined in this Plan.

 . DPI is examining its policy with regard to payment of excise taxes that may become payable by some DPI employees and directors in the event of a "change of control" in DPI that results in certain payments on acceleration of option vesting. Should DPI decide on a new policy for the Company and its officers and directors, then whatever new policy is decided upon by the Board of Directors shall also apply to you.

     In consideration of DPI's grant of options to you, DPI's payment to you of base salary and bonus compensation, DPI's promise to continue to disclose to you its confidential and proprietary information and trade secrets, and the continued experience you will gain throughout your employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledged, you agree as follows:

 . You agree that during your employment with DPI and thereafter, you will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of DPI's proprietary and confidential information and trade secret information, except as such disclosure, use, or publication may be required in connection with your work for DPI, or unless the Board of Directors of DPI expressly authorizes such in writing.

 . You agree that for a five-year period after termination of your full-time employment with DPI (for any reason whatsoever) to not compete, directly or indirectly, with DPI in the photomask-related services areas. This non-compete period shall include working as an employee, consultant or director of any competing company. In addition, consistent with this non-compete provision, you shall not solicit for employment in any field (even outside the photomask area), directly or indirectly, any employee(s) for the same five-year period following the termination of your full-time employment with DPI.

 . You agree to continue working for DPI as President and Chief Operating Officer until at least May 3, 2001. After that period, at the mutual agreement of the parties, you will continue in your role as President and COO of DPI. However, in any event, you have the option to become a part-time employee at DPI at the end of your full-time employment for two

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  additional years. During this two year period you will work half time at a salary of $17,000/month. During this part-time employee period there will be no normal bonus or stock option grants.

     You understand and agree that non-compete provision of this agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of the non-compete provisions is too broad to be enforced as written, DPI and you intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made.

     If you are in agreement with these provisions please sign in the space provided below.

Sincerely,


/s/ Marshall C. Turner
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Marshall C. Turner
DPI Director


Agreed:

/s/ Preston M. Adcox
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Preston M. Adcox
President and COO

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